EXHIBIT 99.1

News

Madison, Wis., Aug. 19, 2011—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend to $0.3826 per share on the company's common stock. The dividend is payable Sept. 15, 2011, to shareholders of record Sept. 1, 2011. With this increase, the new dividend is equivalent to an annual rate of $1.5304 per share.

"MGE Energy is committed to shareholder value. The company's strong operational performance and cost control enable us to increase the dividend," said Gary Wolter, chairman, president and CEO.

The company has increased its dividend annually for the past 36 years and has paid cash dividends for more than 100 years.

MGE Energy is listed as a "Dividend Achiever" by Mergent, Inc., a financial information publisher for more than a century. Just over 6.19% of the 3,700-plus dividend-paying companies meet the Mergent test of increasing dividends annually for at least 10 years.

According to Mergent, "Dividend Achievers have demonstrated the ability to consistently increase dividend payments over a substantial period of time, through volatile markets and challenging political climates."

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 143,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com